Exhibit 99.3

     INTERNET PATENTS CORPORATION AND PRISM TECHNOLOGIES, LLC

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Internet Patents Corporation (“IPC”) and Prism Technologies, LLC (“Prism”) after giving effect to the Merger which occurred on March 26, 2015, the cash used to acquire Prism, the contingent consideration paid as part of the acquisition, and the common stock issued in conjunction with the acquisition. The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. Examples of adjustments to the historical financial statements include: adjusting amortization expense to reflect purchase price allocations, adjusting interest expense to reflect the imputed interest associated with certain contingent consideration, the related income tax effects of these adjustments, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Together, IPC and Prism are referred to as the “Combined Company.”

The unaudited pro forma condensed combined balance sheet as of December 31, 2014 is presented as if the Merger was completed on December 31, 2014. The unaudited pro forma condensed combined statement of operations of IPC and Prism for the year ended December 31, 2014 is presented as if the Merger occurred on January 1, 2014.

Following the completion of the Merger, Prism is a wholly owned subsidiary of IPC.  The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon estimates made as of March 31, 2015. These preliminary estimates and assumptions are subject to change during the measurement period (not more than one year from the acquisition date) as IPC finalizes the valuations of the tangible and intangible assets of Prism acquired in the Merger.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the results of operations or financial position of the Combined Company that would have been reported had the acquisition and contingent consideration been completed as of the dates presented, and should not be taken as representative of the future combined results of operations or financial position of the Combined Company. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that the Combined Company may achieve or any incremental costs that may be incurred with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical combined financial statements and accompanying notes of IPC included in its annual reports on Form 10-K and quarterly reports on Form 10-Q, and Prism’s audited and reviewed historical information as incorporated into this Form 8-K.

INTERNETS PATENTS CORPORATION AND SUBSIDIARY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2014

(in thousands)

	Historical
			Pro Forma
			Adjustments		Pro Forma
	IPC	Prism	("NOTES”)		Combined

Assets

Current assets:
Cash and cash equivalents	$23,137	$1,746	$(16,500)	(A)	$8,383
Short-term investments	1,494	-	-		1,494
Restricted cash equivalents	800	1,387	-		2,187
Prepaid expenses and other current assets	143	28	-		171
Total current assets	25,574	3,161	(16,500)		12,235

Property and equipment, net	-	3	(3)	(P)	-
Intangible assets, net	-	3,110	55,230	(B)	58,340
Other assets	4	533	(475)	(O)	62
Goodwill	-	-	3,107	(C)	3,107
Total assets	$25,578	$6,807	$41,359		$73,744

Liabilities and stockholders’ equity

Current liabilities:

Accounts payable	$675	878	-		1,553
Accrued expenses	194	-	-		194
Convertible notes payable	-	1,530	(1,530)	(E)	-
Notes payable	-	1,983	(99)	(F)	1,884
Contingent consideration to selling stakeholders	-	-	17,158	(G)	17,158
Other liabilities	-	-	-		-
Total current liabilities	869	4,391	15,529		20,789

Accrued lease obligation, noncurrent	251	-	-		251
Income tax liability	101	-	907	(M)	1,008
Notes payable, noncurrent	-	1,560	126	(F)	1,686
Contingent consideration to selling stakeholders, noncurrent	-	-	17,180	(G)	17,180
Other liabilities, non-current	45	-	-		45
Total liabilities	1,266	5,951	33,742		40,959

Commitments and contingencies

Stockholders’ equity:

Common stock	11	-	4	(H)	15
Paid-in capital	221,771	-	9,376	(H)	231,147
Members capital		6,473	(6,473)	(I)	-
Treasury stock	(10,323)	-			(10,323)
Accumulated deficit	(187,147)	(5,427)	4,520	(I)	(188,054)
Noncontrolling interest in subsidiary	-	(190)	190	(I)	-
Total stockholders’ equity	24,312	856	7,617		32,785

Total liabilities and stockholders’ equity	$25,578	$6,807	$41,359		$73,744

INTERNETS PATENTS CORPORATION AND SUBSIDIARY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2014

(in thousands, except per share amounts)

	Historical
			Pro forma
			Adjustments		Pro forma
	IPC	PRISM	Notes		Combined

Revenues	$-	$28,806	$-		$28,806

Operating expenses:
Professional fees and infringement-related costs	-	7,047	-		7,047
Revenue sharing costs	-	15,034	-		15,034
General and administrative	2,676	1,262	(1,053)	(D)	2,885
Depreciation and amortization	1	1,579	19,924	(J)	21,504
Total operating expenses	2,677	24,922	18,871		46,470

Income (loss) from operations	(2,677)	3,884	(18,871)		(17,664)

Other income (expense)
Other income, (expense) net	30	4	-		34
Interest expense	-	(414)	(767	) (K)	(1,181)
					-
Income (loss) before provision for income taxes	(2,647)	3,474	(19,638)		(18,811)

Loss attributable to noncontrolling interest in subsidiary	-	270	(270	) (L)	-
Income tax expense (benefit)	-	-	907	(M)	907
Net income (loss)	$(2,647)	$3,744	$(20,815)		$(19,718)

Net loss per share
Basic	$(0.35)	$-	$-		$(1.77)
Diluted	$(0.35)	$-	$-		$(1.77)

Shares used in computing net loss per common share:
Basic	7,655	-	3,500	(N)	11,155
Diluted	7,655	-	3,500	(N)	11,155

INTERNET PATENTS CORPORATION AND SUBSIDIARY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.      BASIS OF PRO FORMA PRESENTATION

The preceding unaudited pro forma condensed combined financial statements are based on the historical financial statements of Internet Patents Corporation (“IPC”) and Prism Technology LLC (“Prism”) after giving effect to the Merger which occurred on March 26, 2015, the cash used to acquire Prism, the contingent consideration paid as part of the acquisition, and the common stock issued in conjunction with the acquisition. The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. Examples of adjustments to the historical financial statements include: adjusting amortization expense to reflect purchase price allocations, adjusting interest expense to reflect the imputed interest associated with certain contingent consideration, the related income tax effects of these adjustments, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. Together, IPC and Prism are referred to as the “Combined Company.”

IPC accounts for acquisitions in accordance with Accounting Standards Codification ASC 805 “Business Combinations.” In accordance with business combination accounting, IPC will allocate the purchase price of acquired companies to the tangible and intangible assets acquired, liabilities assumed as well as in-process research and development based on their estimated fair values. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. IPC’s management has made significant assumptions and estimates in determining the preliminary purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements relating to the Merger. The final determination of such assumptions and estimates cannot be made until IPC completes the purchase allocations for the Merger and could differ materially from those estimates or assumptions provided herein.

The unaudited pro forma condensed combined balance sheet as of December 31, 2014 is presented as if the Merger were completed on December 31, 2014. The unaudited pro forma condensed combined statement of operations of IPC and Prism for the year ended December 31, 2014 is presented as if the Merger occurred on January 1, 2014.

Basis of Preliminary Purchase Price and Allocation

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon estimates made as of March 31, 2015. These preliminary estimates and assumptions are subject to change during the measurement period (not more than one year from the acquisition date) as IPC finalizes the valuations of the tangible and intangible assets of Prism acquired in the Merger.

2.      THE MERGER

IPC completed the Merger on March 26, 2015, pursuant to the Agreement and Plan of Merger signed on November 11, 2014 (the “Merger Agreement”) . In the Merger, IPC acquired all of the outstanding equity interests of Prism for a combination of cash, equity and earnout payments to Prism’s former equity owners as follows:

●	$16.5 million in cash (less certain Prism indebtedness and expenses, which are immaterial),
●	3.5 million shares of IPC common stock, and
●	Contingent consideration in the form of earnout payments of up to $49.5 million as further defined below.

The earnout (“Earnout”) is subject to certain conditions set forth in the Merger Agreement. In general, IPC will retain the first $16.5 million in Prism patent proceeds (“Prism Patent Proceeds”) received after closing, less any cash remaining in Prism at the time of closing. Prism's former security holders will receive 70% of subsequent Prism Patent Proceeds from lawsuits filed prior to the closing, up to $49.5 million. Prism Patent Proceeds is defined in the Merger Agreement as total recoveries from litigation, licensing, and patent sales minus production expenses (e.g. legal fees and costs paid to third parties); and minus cash operating expenses incurred by Prism. The maximum revenue share of $49.5 million to be paid to Prism's former security holders would be reduced by any distributions of Prism Patent Proceeds that are made prior to the Closing. Although Earnout Payments, if any, are made quarterly, IPC is permitted to retain twenty percent of any Earnout Payment for quarters ending March 31, June 30, and September 30 as a reserve against potentially unreported costs associated with the Earnout Event. IPC will include the retained amounts in calculating Earnout Payments for the fiscal quarter ending December 31. Interest shall accrue on all outstanding Earnout Payments that are delinquent beyond 30 days at a rate of 5% per annum. Please see the Merger Agreement (incorporated as Exhibit 2.1 to the Current Report on Form 8-K filed on November 12, 2014) for a complete description of the Earnout.

Preliminary Purchase Price Allocation

 Under business combination accounting, the total preliminary purchase price will be allocated to Prism’s net tangible and identifiable intangible assets based on their estimated fair values as of the completion of the Merger as set forth below with residual amounts allocated to goodwill. The preliminary allocation of the purchase price was based upon a preliminary valuation and IPC’s estimates and assumptions are subject to material change which could alter the current allocations.

The preliminary estimated fair values of the Prism purchase price are comprised of the following (in thousands):

Consideration paid on the Closing Date
Cash payment	$16,500	(1)
Value of IPC common stock	9,380	(2)

Future consideration to be paid
Earnout, as defined above, of up to $49.5 million	49,500	(3)

Discount on future consideration	(15,162	)(4)
	$60,218

(1)	Represents cash payment of $16.5 million.
(2)	A portion of the consideration at closing was the issuance of 3,500,000 new shares of IPC’s common stock. The closing price-per-share of IPC’s common stock on the acquisition date was $2.68.
(3)

The fair value of contingent consideration to be paid as of the date of acquisition is calculated based upon the time value of money and an assessment of the probability of receiving Prism patent proceeds.

(4)	Represents the imputed interest on the future consideration for which there is no interest expense.

 The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the Closing Date. The purchase price allocations are based upon preliminary valuations, and our estimates and assumptions are subject to change within the measurement period as valuations are finalized. Any change in the estimated assets, prior to the finalization of the valuation, which must occur no more than one year from the Merger Date, may change the amount of the purchase price allocations.

(in thousands)
Acquired assets:
Cash and cash equivalents	$3,133
Prepaid expense	28
Intangible assets, net	55,581
Covenant not to compete	2,759
Goodwill	3,107
Other assets	58

Assumed liabilities:
Accounts payable and other liabilities	(878)
Notes payable	(3,570)
Total preliminary purchase price	$60,218

Cash, restricted cash, property plant and equipment, other assets, and intangible assets (net): IPC valued cash and restricted cash, property plant and equipment, other assets, and net tangible liabilities at their respective carrying amounts, as IPC believes that these amounts approximate their current fair values or the fair values.

Identifiable intangible assets: IPC expects identifiable intangible assets acquired to include primarily Prism’s patents and non-compete agreements with four Prism employees as described in the Merger Agreement or other agreements related thereto.

Management determined the fair value of intangible assets based on a number of factors, including a third-party valuation, utilizing the income approach in conjunction with discussions with Prism’s management and certain forecasts prepared by Prism. The rate utilized to discount net cash flows to their present values was approximately 27% for the non-compete agreements and 37% for the patent portfolio. The discount rates were determined using a weighted-average cost of capital which incorporated a number of factors which included the risk-free rate, the market premium, a company size premium and a company-specific premium for the non-compete agreements. In addition, for the patent portfolio, there was an additional premium applied.

Estimated useful lives for the intangible assets were based on the remaining life of the underlying patents. Intangible assets are being amortized using the straight-line method, considering the pattern in which the economic benefits of the intangible assets are consumed.

IPC believes that future changes to the Prism purchase price allocation likely will result from changes in the valuation of intangible assets. IPC also believes that additional purchase price adjustments may affect the purchase price allocation. However, IPC is unable to quantify the effect of these adjustments until it finalizes the purchase price allocation for the acquisition of Prism’s assets.

The table below illustrates the effect of a 10% increase or decrease in identifiable intangible assets on the pro forma financial statements:

		Effect of a 10%	Effect of a 10%
	Estimated	Increase in	Decrease in
	Pro-Forma	Identifiable	Identifiable
(in thousands)	Values	Intangible Assets	Intangible Assets

Identifiable intangible assets	$58,340	$64,174	$52,506

Annual amortization of intangible assets expense	$21,502	$23,652	$19,352

(1)

10% increase in identifiable assets would create a bargain purchase gain and would require IPC to record the difference between the fair value of the acquired net assets and the purchase price as a gain in its income statement.

3.     PRO FORMA ADJUSTMENTS RELATING TO THE MERGER

The following pro forma adjustments, (in thousands), are included in the unaudited pro forma condensed combined balance sheet and statements of operations:

(A)	Represents cash paid to be paid Prism security holders at the acquisition date or shortly thereafter.

(B)	Represents the preliminary fair value adjustment of Prism’s intangible assets as a result of purchase accounting.
Patents	$55,581
Non-compete agreements	2,759

(C)	Represents the allocation of goodwill.

(D)

IPC incurred approximately $1,053 in non-recurring merger costs. These expenses consisted of $672 in legal expenses, $211 in professional fees and $100 in accounting fees. Prism incurred approximately $70 in non-recurring merger costs. These charges consisted of legal and accounting expenses.

(E)	Convertible notes payable are required to be repaid or converted prior to the acquisition.

(F)	Adjustment reflects the revaluing of the notes payable to fair value as part of the acquisition.

(G)	Represents the discounted value of the contingent consideration to be paid to the selling stakeholders as part of the Earnout.

(H)	Represents value associated with issuance of 3.5 million shares of IPC's common stock.

(I)	Prism’s equity, accumulated deficit, and noncontrolling interest are eliminated in the acquisition.

(J)	Represents the estimated additional amortization expense associated with the preliminary purchase price allocation for the period.

(K)

Represents the additional imputed interest for the period associated with the future consideration for which there is no interest expense and additional interest that would have been incurred based on the acquisition balance sheet.

(L)	Noncontrolling interest will be eliminated in the acquisition.

(M)

Due to IPC’s valuation allowance, the Company expects to receive no income tax benefits from the related losses. For the year ended December 31, 2014, IPC estimated $907 in income tax expense as of this date.

(N)	Includes 3.5 million shares of IPC’s common stock issued on the Prism Acquisition Date.

(O)	Adjustment reflects the preliminary revaluing of life settlement contracts recorded at cash surrender value, with premium payments expensed as incurred.

(P)	Adjustment to record property and equipment, net to zero, due to immateriality.